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                              CUSTOMER AGREEMENT


     This Customer Agreement, including the attached Annex A (together, referred to herein as "Agreement"), is between the American Red Cross, Tampa Bay Chapter, located at 4611 N. Himes Ave., Suite 286, Tampa, FL 33814 ("Subscriber") and SkyLynx Communications, Inc., located at Sarasota, FL 34236 ("SkyLynx").

     By executing this Agreement, registering for the SkyLynx Network and accessing the SkyLynx Network Services, Subscriber is agreeing to the terms and conditions of this Agreement which includes certain disclaimers.

AGREEMENT

     Skylynx Network Services will: (1) link Subscriber's four (4) offices in a Wide Area Network (WAN), with each location capable of sending and retrieving e-mail, regulations, guidance, course data and class schedules and accessing a central data base for volunteer administration; (2) provide internet access with two-way, near simultaneous communications not requiring a dial up (perpetually on line); (3) establish the capability for video conferencing; and (4) maintain such equipment and links in good working order and repair.

     Following the six-month Trial Period (see Payment For Services" section), Subscriber shall be responsible for use of Subscriber's account with SkyLynx for any fees incurred for use of the SkyLynx Network Services, or for software or merchandise purchased thereon, or any other expenses authorized by Subscriber and incurred in accordance with the terms of this Agreement. Subscriber promises to pay such amounts billed by SkyLynx for such service, software, or merchandise and any related fees, taxes and charges. Subscriber also agrees to the other terms and conditions of this Agreement as stated below and the attached Annex A. SkyLynx reserves the right to change these terms and conditions, including the applicable fees and charges, but only in accordance with the terms of this Agreement.

SUBSCRIBER

     Subscriber agrees to use the SkyLynx Network in accordance with all applicable laws and regulations and in accordance with the terms of this Agreement.

SUBSCRIBER EQUIPMENT REQUIREMENT AND MAINTENANCE

     SkyLynx will install and maintain in good working order and repair such suitable and fully compatible network equipment and communication devices required to access the SkyLynx Network as Subscriber may require and request. SkyLynx installation will be at a rate equal to one-half (1/2) the rate it would ordinarily charge other customers. Subscriber will receive all software updates and equipment upgrades and changes/replacements at no cost. SkyLynx will own all transmission and antenna equipment and be responsible for the maintenance and repair of said equipment.

     Subsequent to the Initial Trial Period (see "Payment For Services" section), Subscriber will purchase and own the SkyLynx routers and be responsible for their maintenance and repair except that which is covered by warranty. Subscriber will be responsible for individual PC interconnections and functioning,

CERTIFIED INFORMATION RATE

     The SkyLynx Network Services are provided to Subscriber at a Certified Information Rate (CIR) which is initially elected by Subscriber when Subscriber's service is established and also updated online from time to time via the SkyLynx Network System Software. SkyLynx will make its best efforts to maintain the CIR level of service at Subscriber's local area network elected by Subscriber on a continuous basis, but in no case will a temporary lack of CIR maintenance by SkyLynx be cause for service rebates, refunds or other forms of account credit.

TERM

     This Agreement shall commence on the date of registration by Subscriber with SkyLynx for a trial period of six months from said date and may continue to be renewed for successive twelve-month periods until termination. Either party may terminate this Agreement at any time during the first six-month trial period upon thirty days' written notice to the, other or upon thirty days' written notice within any successive twelve-month contract period. (See "Notices" section.) SkyLynx reserves the right to suspend access to the SkyLynx Network upon five days' written notice, upon non-payment by Subscriber, rejections of any payment arrangements by any agent appointed by Subscriber, non-payment by Subscriber's bank of authorized charges, any breach of the SkyLynx Software Licensing Agreement or for any breach of the terms of this Agreement.

PAYMENT FOR SERVICES

     SkyLynx Network subscriber access rates including the basic subscription fee and charges for other basic services are Two Hundred Twenty-five Dollars ($225) per month per site, plus an installation fee of the SkyLynx System at a cost not to exceed $2,000 per site, beginning with the first successive twelve-month period following the six-month Trial Period. During the six-month Trial Period, SkyLynx agrees to waive all service and access fees. After the Trial Period, Subscriber agrees to pay SkyLynx for any and all charges arising from Subscriber's subscription to the SkyLynx Network including the subscription fee and the fees for any software, merchandise or other services acquired by Subscriber or anyone else who uses Subscriber's SkyLynx Network Account, including, without limitation, any minors. Subscriber further agrees to pay, after the Trial Period, any adminlstratlve fees and any other fees as provided for in this Agreement or by applicable law and all taxes and governmental fees, including all federal, state, local and user taxes, franchise fees and other charges, if any, which are now or may In the future be assessed because Subscriber receives the SkyLynx Network Services.

     Subscriber will receive a rebate In the sum of five percent (5%) of Gross Profit received from any customer resulting from Subscriber's introduction of the customer to SkyLynx or the demonstration of the SkyLynx system at Subscriber's office that ultimately results In a sale to the customer.

CHANGE OF ACCOUNT NAME, ADDRESS OR TELEPHONE NUMBER

     Subscriber agrees to give SkyLynx prompt notice of Subscriber's change of business name, business mailing address and applicable business telephone number. Subscriber may do this by notifying the SkyLynx Customer Care Center by telephone or in writing.

ASSIGNMENT OF ACCOUNT

     Neither SkyLynx nor Subscriber may sell, assign, or transfer Subscriber's account to a third party without prior notice and consent by the other, which consent shall not be unreasonably withheld. In the absence of a notice of such sale or transfer, Subscriber must continue to make all required payments to SkyLynx in accordance with Subscriber's billing statement.

APPLICABLE LAW

     The terms and conditions in this Agreement, including all matters relating to their validity, construction, performance and enforcement, shall be governed by applicable federal law, the rules and regulations of the Federal Communications Commission (FCC), and the laws and regulations of the state and local area where service is provided. These terms and conditions are subject to amendment, modification, or termination if required by such regulations or laws. If any provision in this Agreement is declared to be illegal or in conflict with any law or regulation, that provision may be deleted or modified without affecting the validity of the other provisions. Use of this Service will be for only such business purposes which are legal and allowed by state or federal law.

NOTICES

     All notices mentioned in this Agreement shall be written and deemed received by either party when sent via Registered Mail, Return Receipt Requested, mailed to the receiving party's address given at the beginning of this document and signed for by the receiving party; or when hand-delivered to the receiving party's place of business.

     IN WITNESS THEREOF, the parties hereto have caused this Agreement to be executed as of the date written below,

THE AMERICAN RED CROSS             SKYLYNX COMMUNICATIONS, INC.
Tampa Bay Chapter



______________________________     ___________________________________

______________________________     ___________________________________
Typed or Printed Name and Title    Typed or Printed Name and Title

Date:____________________          Date:___________________

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                                    Annex A
                              Terms & Conditions

A-1  CONTACTING SKYLYNX:

     Subscriber may contact Subscriber's local Customer Care Center during the hours of 8:00 a.m. to 5:00 p.m. local time, Monday through Friday by calling:
(XXX) XXX-XXXX or by e-mail at: (customer .care@skylynx.com)/

A-2  PAYMENTS:

     SkyLynx will send Subscriber a monthly statement for each billing cycle showing payments, network purchases, and other charges. Payment of the outstanding balance is due in full each month. * If Subscriber's payment Is not received by SkyLynx before the next statement is issued, Subscriber may be charged interest on the delinquent balance at the rate of one and one-half percent (1.5%) per month, prorated on a daily basis. Furthermore, If SkyLynx does mot receive payment from Subscriber before Subscriber's next statement is issued, SkyLynx has the right to inactivate Subscriber's service upon the expiration of any applicable grace period as reflected on each statement as "payment due no later than 30 days" with respect to the amount due.

     *SkyLynx may, but is not required to, accept partial payments from Subscriber. If partial payments are made, they will be applied to statements starting with the oldest outstanding statement. Late less will be assessed monthly as allowed by applicable law until the total outstanding account balance, including late fees and all other charges, are paid. If Subscriber sends SkyLynx checks or money orders marked "payment in full" or otherwise labeled with restrictive endorsements, SkyLynx can, but is rot required to accept them, without losing any of its rights to collect all amounts owed by Subscriber under this Agreement.

     In the case of late payment or non-payment for any of the SkyLynx services ordered by Subscriber or any of the charges stated below, SkyLynx may report such late payment or non-payment to the appropriate credit reporting agencies. If SkyLynx chooses to use any collection agency or attorney to collect money that Subscriber owes SkyLynx or to assert any other right which SkyLynx may have against Subscriber, Subscriber agrees to pay the reasonable costs of collection or other action Including, but not limited to, the costs of a collection agency, reasonable attorney's fees, and court costs, as provided by applicable law.

     Subscriber should notify SkyLynx as soon as possible of any apparent breaches of security, such as loss, theft, or unauthorized disclosure or use of a credit card, bank or credit union account, SkyLynx account number or password, if any. Until SkyLynx is notified as directed in the "Notices" section above, Subscriber will remain liable for any unauthorized use of the SkyLynx Network. Subscriber is responsible for all charges at the time of service is used.

A-3  REACTIVATION DEPOSIT, REACTIVATION FEE

     If Subscriber's service if inactivated because Subscriber did not submit payments on time or for any other reason, in addition to payment of past due amounts, SkyLynx may require a Reactivation Deposit before reactivating Subscriber's SkyLynx Network Service. Amounts deposited by Subscriber will appear on Subscriber's, statement as credits, and service charges and other fees will be invoiced as set forth above. Any unpaid amounts will be deducted each billing cycle from the deposit amount. Deposits shall not earn or accrue interest.

     If SubscrIber's SkyLynx service is inactivated for any reason, including at Subscriber's request or because of Subscriber's failure to pay any post due amounts, and Subscriber wants to reactivate the service, Subscriber agrees to pay a Reactivation Fee in accordance with SkyLynx's current rates, in addition to bringing Subscriber's account up to date by payment in full of any accrued charges, outstanding balance, fees and other charges.

A-4  CHANGE IN SERVICE

     SkyLynx reserves the right to rearrange, delete, add to, or otherwise change the SkyLynx Network Service in any way. For any material changes to the SkyLynx Network Service, SkyLynx will notify Subscriber of the change and its effective date. In most cases, where the change is within SkyLynx's control, notice will be made approximately one month In advance. If the change is not acceptable to Subscriber, Subscriber may cancel Subscriber's SkyLynx Network Service. If Subscriber does not cancel Subscriber's service, Subscriber's continued receipt of any SkyLynx service after the effective date of the change will be deemed to be Subscriber's acceptance of that change, and Subscriber will continue to be responsible for payment.

A-5  DISCLAIMER OF WARRANTIES

     The SkyLynx Network Service and any information, data, software programs, content, images, sound recording or the like provided therein ("content") are provided "as is" without warranty of any kind, either express or implied, including but not limited to any implied warranties of merchantability or fitness for a particular purpose. Further, SkyLynx does not warrant, guarantee, or make any representations regarding the use, or the results of the use, of the SkyLynx Network Service or content in terms of correctness, accuracy, reliability, currentness, or otherwise. The entire risk as to the results and performance of the SkyLynx Network Service is assumed by Subscriber.

     In particular, because SkyLynx may provide its subscribers with electronic access to the content available on the SkyLynx Network, which content may be originated by indepor4ent publishers and/or providers and which content Is not augmented by SkyLynx, SkyLynx cannot and does not warrant the accuracy of any of the Information as originated by said independent publishers and/or providers, and SkyLynx shall not be liable in any manner whatsoever for any errors, omissions, or inaccuracies relating thereto. If defective, Subscriber, not SkyLynx, its dealers, distributors, affiliates, operators, agents, employees or any third-party content provider, assume the consequences resulting therefrom.

     No oral or written information or advice given by SkyLynx, its dealers, distributors, affiliates, operators, agents, employees or any third-party content provider, shall create any warranty in or to the SkyLynx Network Service or the content, and Subscriber may not rely an any such information or advice. This warranty gives Subscriber specific legal rights. Subscriber may have other rights, which vary from state to state.

A-6  LIMITATION ON LIABILITY

     Neither SkyLynx nor anyone else Who has been involved in the creation, production, or delivery of this product shall be liable for any direct, indirect, consequential, incIdental or punitive damages (including damages for loss of business profits, business interruption, loss of business information. and the like) arising out of the use of or inability to use the SkyLynx Network Service or for any other loss from a cause or causes beyond control of SkyLynx or any third party content provider, including, without limitations, acts of God, power failure, or any other cause even if SkyLynx or such other person has been advised of the possibility of such damages.

A-7  PROPRIETARY RIGHTS

     Except for public domain material, all copyrightable Content distributed over the SkyLynx Network is copyrighted by SkyLynx or the third party Content provided. SkyLynx and/or such third party Content providers own all right, title and interest to such Content and Subscriber may not copy, distribute, transmit or publish, in any form, including printed, electronic, digitized, audio or otherwise, or modify all or any portion of such Content without the prior written consent of the copyright owner; provided, however, that Subscriber may store one copy of the Content an Subscriber's personal computer for Subscriber's personal use for a period not to exceed thirty calendar days. All copyright or other proprietary rights notices contained in or associated with the Content or contained therein must be preserved in, or on, any copies made of such material. The placement of copyrighted material in any public posting area, or software library whether of SkyLynx or not, without the consent of the copyright owner is in violation of this Agreement

A-8  THIRD PARTY BENEFICIARIES

     Subscriber acknowledges that the third parties providing Content distributed over the SkyLynx Network have relied upon and are third party beneficiaries of the provisions set forth in Sections entitled "Limitation on Liability" and "Proprietary Rights".

A-9  LIABILITY FOR UNAUTHORIZED USE

     Subscriber agrees to notify SkyLynx immediately, after Subscriber sells, gives away or otherwise transfers Subscriber's SkyLynx equipment to anyone else. Subscriber is considered the registered recipient of the SkyLynx Network Services until SkyLynx receives such notice, and Subscriber may be liable for any charges or fees incurred by the use of SkyLynx equipment by anyone else up to the time that SkyLynx receives Subscriber's notice. Subscriber may not assign or transfer Subscriber's services without our written consent. If Subscriber does, SkyLynx may inactivate Subscriber's service, If Subscribers SkyLynx equipment is stolen or otherwise removed from Subscriber's premises without Subscribers authorization, Subscriber must notify the SkyLynx Customer Care Center immediately, or else you may be liable for payment to SkyLynx for unauthorized use of your SkyLynx system. You will not be liable for unauthorized use after we have received your notification.